As filed with the Securities and Exchange Commission on July 2, 2020

Registration No. 333-188996

Registration No. 333-195897

Registration No. 333-202439

Registration No. 333-209810

Registration No. 333-216861

Registration No. 333-221482

Registration No. 333-225540

Registration No. 333-233096

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8 REGISTRATION STATEMENT NO. 333-188996

FORM S-8 REGISTRATION STATEMENT NO. 333-195897

FORM S-8 REGISTRATION STATEMENT NO. 333-202439

FORM S-8 REGISTRATION STATEMENT NO. 333-209810

FORM S-8 REGISTRATION STATEMENT NO. 333-216861

FORM S-8 REGISTRATION STATEMENT NO. 333-221482

FORM S-8 REGISTRATION STATEMENT NO. 333-225540

FORM S-8 REGISTRATION STATEMENT NO. 333-233096

UNDER THE SECURITIES ACT OF 1933

Portola Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	270 E. Grand Avenue South San Francisco, California 94080 (650) 246-7300 (Address of principal executive offices including zip code)	20-0216859 (I.R.S. Employer Identification Number)

Portola Pharmaceuticals, Inc. 2003 Equity Incentive Plan, as amended

Portola Pharmaceuticals, Inc. 2013 Equity Incentive Plan

Portola Pharmaceuticals, Inc. 2013 Employee Stock Purchase Plan

Portola Pharmaceuticals, Inc. Inducement Plan

(Full title of the plan)

Aradhana Sarin Director and President Portola Pharmaceuticals, Inc. 270 E. Grand Avenue South San Francisco, California 94080 (650) 246-7300	Copies to: Ellen Chiniara, Esq. Executive Vice President, Chief Legal Officer and Corporate Secretary Alexion Pharmaceuticals, Inc. 121 Seaport Boulevard Boston, Massachusetts 02210 (475) 230-2596
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Portola Pharmaceuticals, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission:

•	Registration No. 333-188996, filed on May 31, 2013, registering (i) 537,614 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), in connection with the Company’s 2013 Equity Incentive Plan, (ii) 1,000,000 shares of Common Stock in connection with the Company’s 2013 Employee Stock Purchase Plan and (iii) 3,587,399 shares of Common Stock in connection with the Company’s 2003 Equity Incentive Plan, as amended.

•	Registration No. 333-195897, filed on May 12, 2014, registering (i) 2,045,785 shares of the Common Stock in connection with the Company’s 2013 Equity Incentive Plan and (ii) 818,314 shares of Common Stock in connection with the Company’s 2013 Employee Stock Purchase Plan.

•	Registration No. 333-202439, filed on March 2, 2015, registering 2,438,344 shares of Common Stock in connection with the Company’s 2013 Equity Incentive Plan.

•	Registration No. 333-209810, filed on February 29, 2016, registering 2,817,973 shares of Common Stock in connection with the Company’s 2013 Equity Incentive Plan.

•	Registration No. 333-216861, filed on March 21, 2017, registering 2,827,208 shares of Common Stock in connection with the Company’s 2013 Equity Incentive Plan.

•	Registration No. 333-221482, filed on November 9, 2017, registering 1,500,000 shares of Common Stock in connection with the Company’s Inducement Plan.

•	Registration No. 333-225540, filed on June 8, 2018, registering 3,264,832 shares of Common Stock in connection with the Company’s 2013 Equity Incentive Plan.

•	Registration No. 333-233096, filed on August 7, 2019, registering (i) 3,330,886 shares of Common Stock in connection with the Company’s 2013 Equity Incentive Plan and (ii) 1,000,000 shares of Common Stock in connection with the Company’s Inducement Plan.

Pursuant to the Agreement and Plan of Merger, dated as of May 5, 2020 (the “Merger Agreement”), by and among the Company, Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Odyssey Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a direct, wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, in the State of California, on this 2nd day of July, 2020.

PORTOLA PHARMACEUTICALS, INC.

By:	/s/ Aradhana Sarin
Name: Aradhana Sarin
Title: Director and President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.